Exhibit 99.4

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

September 21, 2021

Ivanhoe Capital Acquisition Corp.

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Ivanhoe Capital Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, 1 hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus.

Sincerely,

/s/ Eric Luo

Eric Luo